FIFTH AMENDMENT TO
MUTUAL FUND SERVICES AGREEMENT

THIS FIFTH AMENDMENT TO MUTUAL FUND SERVICES AGREEMENT (this “Amendment”) effective as of April 30, 2025, by and among Midas Series Trust (the “Trust”), a Delaware statutory trust, on behalf of and for the benefit of Midas Fund and Midas Magic, each a series of the Trust (each a “Fund” and together, the “Funds”), and Ultimus Asset Services, LLC (“Ultimus”), a Delaware limited liability company.

WHEREAS, the Trust and Ultimus are parties to that certain Mutual Fund Services Agreement dated as of March 1, 2012, as amended, restated, supplemented, assigned, or otherwise modified (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Amendments.

(a)	The Agreement hereby is amended by:
i.	Replacing all references to “Midas Magic” with “Midas Special Opportunities”.
ii.	Replacing all references to “Midas Fund” with “Midas Discovery”.

2.  Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties have duly executed this Amendment as of April 30, 2025.

MIDAS SERIES TRUST, on behalf of Midas Special Opportunities and Midas Discovery, severally and not jointly By: /s/ Russell Kamerman Name: Russell Kamerman Title: General Counsel	ULTIMUS ASSET SERVICES, LLC By: /s/ Gary Tenkman Name: Gary Tenkman Title: Chief Executive Officer